This agreement is entered into as of April 21,2003 between Asbury Automotive Group, Inc. ("Asbury") and Lynne A, Burgess ("Executive"), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event that Executive's employment is terminated as defined in this agreement.

1.       Severance Pay Arrangement

     If a Termination (as defined below) of Executive's employment occurs at any time during Executive's employment, Asbury will pay Executive 12 months of Executive's base salary as of the date of Termination as Severance Pay. Payment (subject to required withholding) will be made by Asbury to Executive monthly on the regular payroll dates of Asbury starting with the date of Termination.

     If Executive participates in a bonus compensation plan at the date of Termination, Severance Pay will also include a portion of the target bonus for the year of Termination in an amount equal to the target bonus multiplied by the percentage of such year that has expired through the date of Termination.

     In addition, Executive shall be entitled for 12 months following the date of Termination to continue to participate at the same level of coverage and Executive contribution in any health, dental, disability and life insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. Executive agrees to notify Asbury promptly upon obtaining such other employment. At the option of Executive, COBRA coverage will be available, as provided by company policy, at the termination of the extended benefits provided above.

2.       Change of Control Arrangement

     In the event that a Termination occurs at any time within two years after a Change of Control, then (1) the term "12 months" in the first and third paragraphs of Section 1 of this agreement shall be replaced with "36 months" and (2) the term "one year" in Section 5 and Section 6 of this agreement shall be replaced with "36 months". For purposes of this Section, "Change of Control" shall having the meaning ascribed to such term in Asbury's 2002 Stock Option Plan, as such plan may be amended from time to time.

3.       Definition of Termination Triggering Severance Pay

     A "Termination" triggering the Severance Pay set forth above in Sections 1 and 2 is defined as (1) termination of Executive's employment by Asbury for any reason, except death, disability, retirement, voluntary resignation or "cause", or (2) termination by Executive because of mandatory relocation of Executive's current principal place of business to a location more than 50 miles away, or (3) Asbury's reduction of Executive's base salary, or (4) any material diminution of Executive's duties or job title, except in a termination for "cause", death, "disability," retirement or voluntary resignation. The definition of "cause" is: (a) Executive's gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to Asbury or any of its affiliates; or (b) Executive being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive's material breach of Sections 4, 5 or 6 below or (d) Executive's willful and continued failure to substantially perform Executive's duties with Asbury or (e) Executive's material breach of a material written policy of Asbury. The definition of "disability" is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

4.       Confidential Information Nondisclosure Provision

     During and after employment with Asbury, Executive agrees not to disclose to any person (other than to an employee or director of Asbury or any affiliate and except as may be required by law) and not to use to compete with Asbury or any affiliate any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury with respect to Asbury or any affiliate or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury or any affiliate (collectively, "Confidential Information"). In the event Executive's employment terminates for any reason, Executive will deliver to Asbury on or before the date of termination all documents and data of any nature pertaining to Executive's work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of this provision and to cease payments and benefits that would otherwise be made pursuant to Sections 1 and 2 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

5.       Non-Solicitation of Employees

     Executive agrees that for a period of one year following final payment to Executive as required under Sections 1and 2, Executive shall not directly or indirectly solicit for employment or employ any person who, at any time during the 12 months preceding such last day of Executive's employment, is or was employed by Asbury or any affiliate or induce or attempt to persuade any employee of Asbury or any affiliate to terminate their employment relationship. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of this provision and to cease payments and benefits that would otherwise be made pursuant to Sections 1 and 2 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

6.       Covenant Not to Compete

     While Executive is employed by Asbury, Executive shall not directly or indirectly engage in, participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any business or activity which competes with the business of Asbury or any affiliate unless expressly consented to in writing by the Chief Executive Officer of Asbury (collectively, "Covenant Not To Compete").

     In the event Executive's employment terminates for any reason, the provisions of the Covenant Not To Compete shall remain in effect for a period of one year following final payment to Executive as required under Sections 1 and 2, except that the prohibition above on "any business or activity which competes with the business of Asbury or any affiliate" shall be limited to Autonation, Sonic, Lithia, United Auto Group and other public groups. Executive shall disclose in writing to Asbury the name, address and type of business conducted by any proposed new employer of Executive if requested in writing by Asbury. Executive agrees that in the event of a breach by Executive of this Covenant Not To Compete, Asbury shall be entitled to inform all potential or new employers of this Covenant and to cease payments and benefits that would otherwise be made pursuant to Sections 1 and 2 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

7.       Parachute Payment Limitation

     Notwithstanding anything in this agreement to the contrary, if any severance pay or benefits payable under this agreement (without the application of this Section 7), either alone or together with other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) pursuant to any agreement, plan or arrangement with Asbury or any of its affiliates (the "Total Payments"), would constitute a "parachute payment" (as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder (the "Code")), then [the following shall occur:

(a) tax counsel selected by Asbury's independent auditors and acceptable to Executive shall compute the net present value to Executive of all the Total Payments after reduction for the excise taxes imposed by Code Section 4999 and for any normal income taxes that would be imposed on Executive if such Total Payments constituted Executive's sole taxable income; and

(b) said tax counsel shall next compute the maximum Total Payments that can be provided without any such Total Payments being characterized as "Excess Parachute Payments" (as defined in Code Section 280G) and reduce the result by the amount of any normal income taxes that would be imposed on Executive if such reduced Total Payments constituted Executive's sole taxable income.

     If the result derived in clause (a) above is greater than the result derived in clause (b) above by more than 10% of the result derived in clause (b) above, then Asbury shall pay Executive the full amount of the Total Payments without reduction. If the result derived from clause (a) above is not greater than the result derived in clause (b) above by more than 10% of the result derived in clause (b) above, then Asbury shall pay Executive the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments. The determination of how such Total Payments will be reduced shall be made by Executive in good faith after consultation with Asbury.

                               GENERAL PROVISIONS

A.  Employment is At Will

    Executive and Asbury acknowledge and agree that Executive is an "at will" employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this agreement shall be construed as an express or implied contract of employment.

B.  Execution of Release

    As a condition to the receipt of the Severance Pay payments and benefits described in Sections 1 and 2 above, Executive agrees to execute a release of all claims arising out of Executive's employment or termination, including, but not limited to, any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.  Other Provisions

    This agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to Asbury.

    The transfer of Executive from Asbury to any of its affiliates shall not be deemed to be a termination pursuant to clause (1) of Section 3 of this agreement until such time as Executive is no longer employed by Asbury or any of its affiliates. If Executive is transferred to an affiliate of Asbury, references to "Asbury" herein shall be deemed to include the applicable affiliate to which Executive is transferred.

    The headings and captions are provided for reference and convenience only and shall not be considered part of this agreement.

    If any provision of this agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this agreement shall be construed and enforced as if such provisions had not been included.

    Any disputes arising under or in connection with this agreement shall be resolved by third party mediation of the dispute and, if such dispute is not resolved within 30 days, by binding arbitration, to be held in New York City, New York, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the mediation, arbitration or litigation.

    All notices and other communications required or permitted under this agreement shall be in writing (including a facsimile or similar writing) and shall be deemed given when (1) delivered personally, (2) sent by certified or registered mail, postage prepaid, return receipt requested or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of or (3) if given by facsimile, at the time transmitted to the respective facsimile numbers set forth below, or to such other facsimile number as either party may have furnished to the other in writing in accordance herewith, and the appropriate confirmation received (or, if such time is not during a business day, at the beginning of the next such business day); provided, however, that notice of change of address shall be effective only upon receipt:

    If to Asbury:          Asbury Automotive Group, Inc.
                           c/o General Counsel
                           3 Landmark Square
                           Suite 500
                           Stamford, CT 06901
                           Facsimile:  (203) 356-4474

    If to Executive:  To the most recent address and facsimile  number,  if applicable, of Executive set forth in the personnel records of Asbury.

         This agreement supercedes any and all agreements between Asbury and Executive relating to payments upon termination of employment or severance pay and may only be modified in writing signed by Asbury and Executive.

         This agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

         All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

         No provision of this agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Executive Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.



         AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:


         BY EXECUTIVE               BY ASBURY AUTOMOTIVE GROUP, INC.

         /s/ Lynne Burgess          /s/ Kenneth B. Gilman
         --------------------       -------------------------

         Print Name:                Print Name and Title:

         Lynne Burgess              Kenneth B. Gilman, President and CEO